EXHIBIT 10.1
PURCHASE AGREEMENT
     This Purchase Agreement (the “Agreement”) is made and entered into effective for all purposes as of the 1st day of June, 2008 (the “Closing Date”), by and among SDC Holdings, LLC, an Oklahoma limited liability company (the “Buyer”), and Christina Molfetta, individually and as Trustee of the Hannah Friends Trust (collectively, the “Seller”).
     The Trust owns all of the outstanding equity interests of Nocturna Sleep Center, LLC, a Nevada limited liability company (the “Company”).
     This Agreement contemplates a transaction in which the Buyer will purchase from the Trust, and the Trust will sell to the Buyer, all of the outstanding equity interests of the Company in return for cash.
     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows.
ARTICLE I — DEFINITIONS
     1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.
     “Business” means the diagnosis and treatment of sleep disorders and disturbances including, without limitation, sleep apnea, narcolepsy, insomnia, restless legs syndrome and parasomnias.
     “Buyer” has the meaning set forth in the preface above.
     “Buyer Indemnitees” has the meaning set forth in Section 7.2 below.
     “Closing” means the closing of the transactions contemplated by this Agreement.
     “Closing Date” has the meaning set forth in the preface above.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the preface above.

     “Confidential Information” means any information concerning the business and affairs of the Company that is not already generally available to the public.
     “Damages” has the meaning set forth in Section 7.2.
     “Disclosure Schedule” has the meaning set forth in Article IV below.
     “Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Financial Statements” has the meaning set forth in Section 4.7 below.
     “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).
     “Interests” has the meaning set forth in Section 2.1 below.
     “Knowledge” means actual knowledge after reasonable investigation.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     “Molfetta” means Christina Molfetta.
     “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
     “Most Recent Financial Statements” has the meaning set forth in Section 4.7 below.
     “Most Recent Fiscal Month End” has the meaning set forth in Section 4.7 below.
     “Most Recent Fiscal Year End” has the meaning set forth in Section 4.7 below.
     “Noncompete Term” has the meaning set forth in Section 6.5(a)(iv) below.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or any other entity of any kind or nature.
     “Purchase Price” has the meaning set forth in Section 2.2 below.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Security Interest” means any mortgage, pledge, lien, encumbrance, deed of trust, charge, or other security interest, other than liens for Taxes not yet due and payable.
     “Seller Indemnitees” has the meaning set forth in Section 7.3 below.
     “Seller” has the meaning set forth in the preface above.
     “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Trust” means the Hannah Friends Trust.

ARTICLE II — PURCHASE AND SALE OF INTERESTS
     2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Trust, and the Trust agrees to sell to the Buyer, all of the equity interests in the Company (collectively, the “Interests”) for the consideration specified below in this Article II.
     2.2 Purchase Price. The purchase price (“Purchase Price”) for the Interests shall be $2,196,600.00, payable as follows:
     (i) $1,446,600 of the Purchase Price (the “Closing Date Payment”) shall be paid in cash at the Closing by wire transfer in accordance with Seller’s written instructions;
     (ii) $250,000 of the Purchase Price (the “Sierra Escrow Payment”) shall be deposited with an escrow agent mutually agreed upon by the parties until such time as written approval of the transfer of the Interests as contemplated herein is delivered to the Buyer by Sierra Health and Life Insurance Company, Inc. and its Affiliates (collectively, “Sierra”), at which time the Sierra Escrow Payment, plus accrued interest, shall be paid to Seller by wire transfer in accordance with Seller’s written instructions; and
     (iii) the remainder of the Purchase Price (the “Post-Closing Payment”) shall be paid on the first anniversary of the Closing Date in cash by wire transfer in accordance with Seller’s written instructions.
     2.3 Security. To secure the Buyer’s obligation to make the Post-Closing Payment in a timely manner, the Buyer shall deliver to the Seller at the Closing a letter of credit (the “Letter of Credit”) in the amount of $500,000 issued by Valliance Bank in Oklahoma City, Oklahoma. The form of the Letter of Credit shall be satisfactory to the Seller in her reasonable discretion. The parties hereby acknowledge and agree that, subject to Section 7.5 hereof, the Letter of Credit shall permit the Seller to draw against the Letter of Credit in the event that the Post-Closing Payment is not made in accordance with the terms of Section 2.2(iii).
     2.4 Deliveries at the Closing. At the Closing:
     (a) The Seller will deliver to the Buyer:
     (i) Releases in the form and substance as set forth in Exhibit “A” attached hereto; and
     (ii) A payoff letter from Sunwest Bank agreeing to promptly release all security interests held by Sunwest Bank in and to any assets of the Company upon receipt of the funds necessary to pay in full the Company’s outstanding obligations to Sunwest Bank.
     (b) The Buyer will deliver to the Trust the Closing Date Payment by wire transfer in accordance with the Seller’s written instructions. The parties acknowledge that approximately $246,400.00 of the Closing Date Payment will be paid to Sunwest Bank to satisfy the Company’s outstanding obligations to Sunwest Bank. The Buyer will also deliver to the Seller a guaranty executed by Graymark in favor of the Sellers, which guaranty will be in the form attached hereto as Exhibit “B”.
     (c) The Trust will deliver to the Buyer an assignment of the Interests in the form attached hereto as Exhibit “C”.
ARTICLE III — REPRESENTATIONS AND WARRANTIES
CONCERNING THE TRANSACTION
     Molfetta and the Trust jointly and severally represent and warrant to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement.
     3.1 Authorization of Transaction. Each of Molfetta and the Trust has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Molfetta and the Trust, enforceable against each of them in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles. Neither Molfetta nor the Trust need give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.
     3.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Molfetta or the Trust is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either Molfetta or the Trust is a party or by which either is bound or to which any of their respective assets is subject.
     3.3 Brokers’ Fees. Neither Molfetta nor the Trust has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company or the Buyer could become liable or obligated.
     3.4 Interests. The Trust holds of record and owns beneficially all of the outstanding equity interests in the Company, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and other encumbrances of any kind. Neither Molfetta nor the Trust is a party to any option, warrant, purchase right, or other contract or commitment that could require the Trust to sell, transfer, or otherwise dispose of any Interests (other than this Agreement). The Trust is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Interests.

     3.5 Trust Agreement. Attached hereto as Schedule 3.5 is a true and correct copy of the trust agreement for the Trust, as amended to date. Molfetta is currently the sole trustee of the Trust.
ARTICLE IV — REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY
     Molfetta and the Trust jointly and severally represent and warrant to the Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.
     4.1 Organization, Qualification, and Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has full power and authority necessary to carry on the business in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Schedule lists the managers of the Company. The Seller has delivered to the Buyer correct and complete copies of the articles of organization and the operating agreement of the Company (as amended to date). The minute books (containing the records of meetings of the members and the managers) and the unit record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its articles of organization or its operating agreement.
     4.2 Capitalization. All of the issued and outstanding equity interests of the Company are held of record by the Trust. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any other equity interests. There are no outstanding or authorized interest appreciation, phantom interests, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Interests of the Company.
     4.3 Noncontravention. Except as described in Section 4.3 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the articles of organization or the operating agreement of the Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, note, mortgage, indenture, deed of trust, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order for the parties to consummate the transactions contemplated by this Agreement.
     Notwithstanding the foregoing, Buyer acknowledges receipt from Seller of copies of all the managed care contracts identified in Section 4.14 of the Disclosure Schedule (the “Managed Care Contracts”), has reviewed the Managed Care Contracts and has made its own determination as to the extent to which notice must be given to and/or consent must be obtained from the other contracting parties to the Managed Care Contracts in connection with Buyer’s purchase of the Interests. The parties further acknowledge and agree that Buyer has instructed that Seller give notice of Buyer’s purchase of the Interests to (i) PacifiCare, and (ii) Sierra Health & Life Insurance Company, Inc. and its Affiliates, that Seller has given notice of Buyer’s purchase of the Interests to such parties and that any failure of Seller to give any further notice to and/or obtain the consent of any party to any Managed Care Contract shall not be considered to be a breach of this Agreement.
     Buyer and Seller further acknowledge that any of the Managed Care Contracts may be terminated for any reason by any party at any time and that any such termination is outside the control of Seller. Accordingly, Buyer and Seller agree that any termination and/or modification of any Managed Care Contract subsequent to the Closing Date shall not affect the Purchase Price or the amount of the Post-Closing Payment and shall not be considered to be a breach of this Agreement by Seller, or a breach of any representation, warranty or covenant made by Seller herein.
     4.4 Brokers’ Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     4.5 Title to Assets. Except as described in Section 4.5 of the Disclosure Schedule and further excepting properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests.
     4.6 Subsidiaries. The Company has no direct or indirect equity interest in any corporation, partnership, joint venture, business association or other entity.
     4.7 Financial Statements. Attached hereto as Exhibit “D” are the following financial statements (collectively the “Financial Statements”) of the Company: (i) unaudited balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 2006, and December 31, 2007 (the “Most Recent Fiscal Year End”); and (ii) an unaudited balance sheet and statement of income (the “Most Recent Financial Statements”) as of and for the four (4) months ended April 30, 2008 (the “Most Recent Fiscal Month End”). The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.
     4.8 Events Subsequent to Most Recent Fiscal Year End. Since December 31, 2007, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, except as disclosed in Section 4.8 of the Disclosure Schedule, since that date:
     (a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
     (b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $5,000 or outside the Ordinary Course of Business;
     (c) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which it or any of its assets is bound;
     (d) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;
     (e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;
     (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;
     (g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;
     (h) the Company has not delayed or postponed the payment of accounts payable or other Liabilities;
     (i) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;
     (j) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;
     (k) there has been no change made or authorized in the articles of organization or the operating agreement of the Company;

     (l) the Company has not issued, sold, or otherwise disposed of any equity interests of the Company, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any equity interests of the Company;
     (m) except as described in Section 4.26 and Section 4.28 herein, the Company has not declared, set aside, or paid any distribution to its members (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests;
     (n) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;
     (o) the Company has not made any loan to, or entered into any other transaction with, any of its members, managers or employees outside the Ordinary Course of Business;
     (p) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
     (q) the Company has not granted any increase in the base compensation of any of its employees outside the Ordinary Course of Business;
     (r) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its employees (or taken any such action with respect to any other employee benefit plan);
     (s) the Company has not made any other change in employment terms for any of its employees outside the Ordinary Course of Business;
     (t) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;
     (u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and
     (v) the Company has not committed to any of the foregoing.
     4.9 Undisclosed Liabilities. The Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law, and which

Liabilities will not, individually or in the aggregate, have a material adverse effect upon the business, properties or condition (financial or otherwise) of the Company).
     4.10 Legal Compliance. The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to the Knowledge of the Seller, threatened against the Company alleging any failure so to comply.
     4.11 Tax Matters.
     (a) The Company has filed in accordance with applicable law all Tax Returns required to be filed by it. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.
     (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.
     (c) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
     (d) The unpaid Taxes of the Company (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
     (e) For purposes of Federal income tax, Seller will be responsible for and will report all income, loss and deduction relating to the operations of the Company conducted before the Closing Date and Buyer will be responsible for and will report all income, loss and deduction relating to the operations of the Company conducted on the Closing Date and thereafter. Except as otherwise provided in this Section 4.11(e), Buyer agrees to indemnify and hold harmless the Seller for any and all tax liabilities (including penalties and interest) incurred by the Seller, including, without limitation, employment tax liabilities, that relate to operations of the Company conducted after the Closing.
     4.12 Real Property.
     (a) The Company does not own any real property.

     (b) Schedule 4.12(b) of the Disclosure Schedule lists and describes briefly all real property leased by the Company. Except as described on Schedule 4.12(b), the Company has not subleased any real property. The Company has delivered to Buyer correct and complete copies of the leases listed in Schedule 4.12(b) (as amended to date). With respect to each lease listed in Schedule 4.12(b):
     (i) the lease is legal, valid, binding, enforceable and in full force and effect;
     (ii) the lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
     (iii) no party to the lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;
     (iv) no party to the lease has repudiated any provision thereof;
     (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease;
     (vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;
     (vii) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities;
     (viii) there are no pending or, to the Knowledge of the Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the leased premises, or other matters affecting adversely the use, occupancy, value, or the marketability of title thereof; and
     (ix) there are no parties (other than the Company) in possession of the leased premises (or any portion thereof).
     4.13 Intellectual Property.
     (a) The Company owns or has the right to use pursuant to license, sublicense or agreement all Intellectual Property (including, without limitation, the trademark “Nocturna”) necessary or desirable for the operation of its business as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

     (b) The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor the Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company.
     (c) Section 4.13(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.13(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 4.13(c) of the Disclosure Schedule:
     (i) the Company possesses all right, title and interest in and to the item, free and clear of any Security Interest, license or other restriction;
     (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;
     (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and
     (iv) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
     (d) The only items of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense or agreement are off-the-shelf computer software programs.
     (e) To the Knowledge of the Seller, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted.

     4.14 Contracts. Schedule 4.14 of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party or is bound:
     (i) any agreement pursuant to which the Company provides or has agreed to provide sleep disorder or disturbance services to or for the benefit of any Person;
     (ii) any agreement (or group of related agreements), for the lease of personal property to or from any Person;
     (iii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services;
     (iv) any agreement concerning a partnership or joint venture;
     (v) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;
     (vi) any agreement concerning confidentiality or noncompetition;
     (vii) any agreement involving Molfetta, the Trust and/or any of their respective Affiliates or relatives;
     (viii) any profit sharing, deferred compensation, severance or other plan or arrangement for the benefit of its current or former officers and/or employees;
     (ix) any collective bargaining agreement;
     (x) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;
     (xi) any agreement under which it has advanced or loaned any amount to any Person;
     (xii) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations or future prospects of the Company; or
     (xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.00.
The Company has delivered to Buyer a correct and complete copy of each written agreement listed in Schedule 4.14 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.14. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.
     4.15 Tangible Assets. The Company owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.
     4.16 Accounts Receivable. Except as disclosed in Section 4.16 of the Disclosure Schedule, all accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and are current and collectible. Seller shall not be entitled to any of the accounts receivable of the Company collected after the Closing Date. Seller shall promptly deliver to the Buyer any payments of accounts receivable of the Company received by Seller after the Closing Date.
     4.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.
     4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years:
     (a) the name, address and telephone number of the agent;
     (b) the name of the insurer, the name of the policyholder and the name of each covered insured;
     (c) the policy number and the period of coverage;
     (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;
     (e) a summary of the loss experience under each policy; and
     (f) a description of any retroactive premium adjustments or other loss-sharing arrangements.
With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Seller has no reason to believe that any such insurance policy will not be renewed upon the expiration thereof at premiums substantially equivalent to those currently being paid, except for changes in such premiums applicable to insureds similarly situated. The Company has been covered during the past seven (7) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. Section 4.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.
     4.19 Litigation. Section 4.19 of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4.19 of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations or future prospects of the Company.
     There are no existing violations of federal, state or local laws, ordinances, rules, regulations or orders by the Company which materially and adversely affect the business of the Company or the possession, use, occupancy or operation of any of its facilities or other property.
     4.20 Employees. To the Knowledge of the Seller, no executive, key employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has not committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.
     4.21 ERISA Compliance. The Company has not maintained at any time in the five (5) year period ending with the Closing Date any employee benefit plan, including any employee pension benefit plan or employee welfare benefit plan (as such terms are defined in ERISA).
     4.22 Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.
     4.23 Environment, Health, and Safety.
     (a) The Company has complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company has obtained and been in compliance in all materials respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health, and Safety Laws.
     (b) The Company has no Liability (and the Company has not ever handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner, that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any Liability) for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.
     (c) All properties and equipment used in the business of the Company have been free of asbestos, PCB’s, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans and other hazardous substances or wastes.
     (d) The Company has never transferred or disposed of, or contracted for the transportation or disposal of, any hazardous waste, hazardous substance, infectious or medical waste, radioactive waste or sewage sludge in violation of any Environmental, Health, and Safety Law.
     (e) Following the Closing, no material capital expenditures shall be required by the Company to insure compliance with any Environmental, Health and Safety Law. There is no pending audit known to the Seller by any federal, state, or local governmental authority with respect to groundwater, soil, or air monitoring; the storage, burial, release, transportation, or disposal of hazardous substances or wastes; or relating to the facilities of the Company. The Company does not have any agreement or arrangement with any federal, state, or local governmental authority or any other third party relating to any such environmental matter or environmental cleanup.
     (f) The Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitorings possessed or initiated by the Seller or the Company pertaining to hazardous materials or hazardous activities in, on, or under any facility owned, leased or operated by the Company, or concerning compliance by the Company, or any other Person for whose conduct the Company is or may be held responsible, with Environmental, Health, and Safety Laws.
     4.24 Certain Business Relationships with the Company. Except as described in Section 4.24 of the Disclosure Schedule, none of Molfetta, the Trust and their respective Affiliates and relatives has been involved in any business arrangement or relationship with the Company within the past twelve months, and none of Molfetta, the Trust and their respective Affiliates and relatives owns any asset, tangible or intangible, which is used in the business of the Company.
     4.25 Permits, Licenses, Etc. The Company holds or possesses all permits, licenses, approvals, authorizations, applications, franchises, certificates and similar such items and rights (collectively, the “Authorizations”) necessary for the operation of the business of the Company.

Each of the Authorizations is valid and in full force and effect, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause the termination of, or interfere in any respect with, the Company’s operation under any such Authorizations.
     4.26 Material Assets. Section 4.26 of the Disclosure Schedule lists and briefly describes all the material tangible assets comprising a part of or used or useful in the business of the Company including, without limitation, identification of each vehicle by description and serial number, identification of portable units, machinery and equipment by type and amount and a general description of parts, supplies and inventory. Buyer and Seller acknowledge and agree that prior to the Closing Seller has taken title to that certain 2007 Nissan Armada vehicle (the “Vehicle”) previously owned by the Company and that the Vehicle is not currently an asset of the Company. Buyer and Seller further agree that Seller’s taking of title to the Vehicle shall not affect the Purchase Price for the Interests as provided in Section 2.2 and shall not be considered a default under any provision of this Agreement.
     4.27 Personnel. Section 4.27 of the Disclosure Schedule lists all employees of the Company (by type or classification) and their respective rates of compensation (including the portions thereof attributable to bonuses or other extraordinary compensation).
     4.28 Bank Accounts. Section 4.28 of the Disclosure Schedule lists, as of the date hereof:
     (i) the name of each bank in which the Company has accounts or safe deposit boxes;
     (ii) the names in which the accounts or boxes are held;
     (iii) the type of account; and
     (iv) the name of each Person authorized to draw thereon or have access thereto.
     Buyer and Seller agree that all accounts of the Company listed in Section 4.28 of the Disclosure Schedule shall be the property of the Seller following the Closing and that this Agreement does not confer any rights whatsoever to the Buyer over such accounts. After the Closing Date, Seller will not use the name “Nocturna” in connection with any such account.
     4.29 Accounts Payable. All accounts payable and other Liabilities of the Company have arisen in the Ordinary Course of Business and are reflected properly on the Company’s books and records. None of the accounts payable of the Company is past due. Seller shall be responsible for payroll expenses up to and including the Closing Date and shall make appropriate arrangements for the payment such expenses. Buyer and Seller acknowledge and agree that Seller has satisfied her obligations for payment of the accounts payable of the Company and that Seller shall not be liable for any account payable or other expense of the Company arising in the ordinary course of the business of the Company that comes due after the Closing Date whether or not such account payable relates to operations of the Company conducted before the Closing Date.

     4.30 Settlement Agreement. In June 2005, Molfetta and the Company entered into a Settlement Agreement and Release with Nevada Sleep Diagnostics, Inc., Joyce Mistrella and Nocturna 2004, LLC. Sellers have previously delivered to the Buyer a true and correct copy of such Settlement Agreement and Release, as amended to date. Except as disclosed in Schedule 4.30 of the Disclosure Schedule, Molfetta and the Company have each complied with all applicable provisions of the Settlement Agreement and Release and no claim has ever been made by any other party thereto alleging any failure to comply by Molfetta or the Company.
     4.31 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.
ARTICLE V — REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to the Seller that the statements contained in this Article V are correct and complete as of the date of this Agreement.
     5.1 Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Oklahoma.
     5.2 Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
     5.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its Articles of Organization or operating agreement or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.
     5.4 Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.
     5.5 Investment. The Buyer is not acquiring the Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE VI — POST-CLOSING COVENANTS
     The parties agree as follows with respect to the period following the Closing:
     6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VII below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.
     6.2 Litigation Support. In the event and for so long as the Company is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, Molfetta will (i) cooperate with the Company, the Buyer and their respective counsel in the contest or defense, and (ii) provide such testimony and access to her books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the Company (unless the Buyer is entitled to indemnification therefor under Article VII below).
     6.3 Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any distributor, lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Seller will refer all customer inquiries relating to the business of the Company to the Company or the Buyer from and after the Closing.
     6.4 Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or its employment by the Company. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use reasonable efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. The obligations of the Seller under the provisions of this Section 6.4 shall survive for a period of three (3) years after the Closing Date.

     6.5 Covenant Not to Compete.
     (a)(i) During the Noncompete Term, neither Molfetta nor the Trust shall carry on or engage or participate in any business substantially the same as or in competition with the Business.
     (ii) The prohibition appearing in subsection (a)(i) above shall extend throughout the State of Nevada.
     (iii) The phrase “carry on or engage or participate in any business substantially the same as or in competition with the Business” shall include, without limitation, doing any of the following — listed acts with the intent of profit, production of income or any type of remuneration in whatever form whether direct or indirect to Molfetta or the Trust or a member of Molfetta’s immediate family: (A) carrying on or engaging in any such business as the principal, or on her or its own account, or solely or jointly with others as a director, officer, agent, employee, independent contractor, manager, consultant or partner (general or limited), shareholder or holder of an equity security (except that Molfetta and/or the Trust may own up to 3% of the equity securities or securities convertible into equity securities of any corporation or other entity the securities of which are traded on a national stock exchange or listed on the National Association of Securities Dealers Automated Quotation System and may make personal real estate related investments) or otherwise; (B) lending credit or money for the purpose of establishing or operating any such business; (C) giving advice to any other Person engaging in any such business; (D) lending or consenting to the use of her or its name or reputation to be used in any such business; or (E) allowing her or its skill, knowledge or experience to be used in any such business.
     (iv) “Noncompete Term” shall mean that period commencing with the Closing Date and ending three (3) years later; provided, however, that the duration of the Noncompete Term shall be extended by and for the duration of any period during which either Molfetta or the Trust is in violation of this Section 6.5(a).
     (b) During the two (2) year period immediately following the Closing Date, neither Molfetta nor the Trust shall, either on its own account or directly or indirectly in conjunction with or on behalf of any Person, call upon or solicit any employee of the Company or the Buyer for the purpose or with the intent of enticing that employee from or out of the employ of the Company or the Buyer, as the case may be, for any reason whatsoever.
     (c) It is the desired intent of the parties that the provisions of this Section 6.5 be enforced to the fullest extent permissible under the laws and public policies of Nevada and any other applicable jurisdiction. Accordingly, to the extent that any covenant hereunder or a portion thereof shall be adjudicated to be invalid or unenforceable, this Section 6.5 shall be reformed such that the restrictions imposed upon Molfetta and the Trust are no greater than would otherwise be permissible under applicable law.

Moreover, each provision of this Section 6.5 is intended to be severable; and in the event that any one or more of the provisions contained in this Section 6.5 shall for any reason be adjudicated to be invalid or enforceable and incapable of reformation in accordance with the terms of the preceding sentence, the same shall not affect the validity or enforceability of any other provision of this Section 6.5, but this Section 6.5 shall be construed as if such invalid or unenforceable (and nonreformable) provision had not been contained herein.
     (d) Molfetta and the Trust hereby acknowledge and agree that, in the event of a prospective or actual breach of any of the provisions of this Section 6.5 by it, damages would not be an adequate remedy to compensate the Company and the Buyer for the loss of goodwill and other harm to the business of the Company. In the event of a threatened or actual breach of any of the provisions of this Section 6.5 by either Molfetta or the Trust, the parties agree that the Buyer or the Company shall be entitled, if it so elects, to a temporary restraining order and to temporary and permanent injunctive relief to prevent or terminate such anticipated or actual breach, in each case without the necessity of a bond. In addition, the Buyer and the Company shall each be entitled to such damages as it can show it sustained by reason of such threatened or actual breach. Nothing in this Section 6.5 shall be construed to limit in any way the remedies of the Buyer or the Company for a breach of the covenants contained in this Section 6.5. The Buyer and the Company shall have the right to inform any person that they reasonably believe to be, or to be contemplating, participating with either Molfetta or the Trust or receiving from Molfetta or the Trust assistance in violation of the terms of this Section 6.5 and the rights of the Buyer and the Company hereunder, that participation by any such Person with Molfetta and/or the Trust in activities in violation of this Section 6.5 may give rise to claims by the Buyer and/or the Company against such Person.
     6.6 Employer Identification Number. The Company’s employer identification number is 43-2062521 (the “Existing EIN”). After the Closing Date, the Buyer will not report any payroll, for federal or state employment tax purposes, using the Existing EIN. Buyer acknowledges and agrees that the employees of the Company shall be treated as employees of the Buyer beginning on the day following the Closing Date and thereafter for all purposes, including payroll and employment tax purposes. In addition, the Company shall use commercially reasonable efforts to begin using Buyer’s employer identification number with respect to each of the Managed Care Contracts to which the Company is a party on the Closing Date within nine (9) months after the Closing. Notwithstanding anything to the contrary in the preceding sentence, the Company shall not be obligated to use or attempt to use Buyer’s employer identification number with respect to any such Managed Care Contract if Buyer has reasonable grounds to believe that such use, or notice of Buyer’s employer identification number would have a material adverse effect upon the Company’s ability to maintain the existing terms of such Managed Care Contract. To the extent that any income earned after the Closing Date under a Managed Care Contract is included on a Form 1099 issued using the Existing EIN, Buyer shall prepare and file with the Internal Revenue Service a nominee Form 1099 which reattributes all such post-Closing income to Buyer’s employer identification number. Upon receipt of a request from Molfetta on or after March 1 of any calendar year, Buyer shall provide Molfetta with copies of all 1099’s it received for the previous calendar year which referenced the Existing EIN, and all nominee Forms 1099 filed by Buyer pursuant to the preceding sentence. In addition, notwithstanding anything to the contrary herein, if either Buyer or one of its Affiliates ceases to own at least 51% of the outstanding equity interests of the Company, the Company shall promptly cease using the Existing EIN for any purpose.
     6.7 Continued Service of Molfetta. Commencing on the Closing Date and continuing for sixty (60) days thereafter, Molfetta shall personally provide up to forty (40) hours per week of consulting services to the Company as requested by the Company; thereafter and until the first anniversary of the Closing Date, Molfetta shall personally provide up to five (5) hours per week of consulting services to the Company, as requested by the Company.
ARTICLE VII — INDEMNIFICATION
     7.1 Survival of Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement shall survive the closing of the transactions contemplated herein for a period of three (3) years. The parties intend to shorten the statute of limitations and agree that no claims or causes of action of any kind may be brought against the Seller, the Buyer or any of their respective managers, members, employees, affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained herein after the third anniversary of the date hereof. This Section 7.1 shall not limit any covenant or agreement of the parties which contemplates performance after the Closing including, without limitation, the covenants and agreements set forth in Sections 2.2(ii) and (iii) and Article VI hereof, it being understood that all such covenants and agreements contemplating performance after the Closing shall survive until the expiration of the applicable statute of limitations.
     7.2 Indemnification by Molfetta and the Trust. Subject to the terms and conditions set forth herein, Molfetta and the Trust shall jointly and severally indemnify and hold harmless the Buyer and its members, managers, employees and other agents and Affiliates (collectively, the “Buyer Indemnitees”) in respect of any and all damages, losses, liabilities, payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) of any kind or nature whatsoever (collectively “Damages”) asserted against or incurred by any Buyer Indemnitee as a result of, in connection with or arising out of:
     (i) Any inaccuracy in or breach of any representation or warranty made by Molfetta and/or the Trust herein; or
     (ii) Any breach or nonperformance (partial or total) of any covenant or agreement of Molfetta and/or the Trust contained herein.
     7.3 Indemnification by Buyer. Subject to the terms and conditions set forth herein, the Buyer shall indemnify and hold harmless Molfetta and the Trust and their respective agents and Affiliates (collectively, the “Seller Indemnitees”) in respect of any Damages asserted against or incurred by any Seller Indemnitee as a result of, in connection with or arising out of:
     (i) Any inaccuracy in or breach of any representation or warranty made by the Buyer herein; or

     (ii) Any breach or nonperformance (partial or total) of any covenant or agreement of the Buyer contained herein; or
     (iii) The Company’s use of the Existing EIN after the Closing; or
     (iv) The Company’s failure to satisfy any obligations under any lease described in Section 4.12 of the Disclosure Schedule at any time following the Closing Date.
     7.4 Third Party Indemnification. The obligations of Molfetta and the Trust to indemnify the Buyer Indemnitee under Section 7.2 and the obligations of the Buyer to indemnify the Seller Indemnitees under Section 7.3 hereof, in each case resulting from the assertion of liability by a third party (each, as the case may be, a “Claim”), shall be further subject to the following terms and conditions:
     (a) Any party against whom any Claim is asserted shall give the party (or the parties) required to provide indemnity hereunder written notice of such Claim promptly after learning of such Claim, and the indemnifying party may, at its option, undertake the defense thereof with counsel chosen by it but reasonably satisfactory to the indemnified party. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party’s obligations under this Section 7.4, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within thirty (30) days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Indemnitee or the Seller Indemnitee, as the case may be (each, an “Indemnitee”), against whom such Claim has been made shall have the right, but shall not be obligated, to undertake the defense, compromise or settlement of such Claim on behalf and for the account and risk, and at the expense, of the indemnifying party.
     (b) Anything in this Section 7.4 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (A) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such action, suit or proceeding, or (B) for other than monetary damages without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.
     7.5 Buyer’s Right of Setoff. The parties hereby agree that any Damages suffered by the Buyer (or any other Buyer Indemnitee) for which the Buyer Indemnitees are entitled to be indemnified by Molfetta and the Trust pursuant to Section 7.2 shall be subject to setoff against the Post-Closing Payment, provided that Buyer shall be deemed to have waived its right of setoff with respect to any particular Damages suffered by the Buyer (or any other Buyer Indemnitee) unless Buyer delivers written notice (the “Notice”) of such Damages to Seller within thirty (30) days after Buyer’s discovery of such Damages. Such notice shall include a description in reasonable detail of the basis for the indemnification claim, a good-faith estimate of the total amount of Damages incurred or to be incurred by the Buyer Indemnitee, the name of the claimant, a copy of the demand or other evidence of the claim and any other relevant information relating to the claim. Within fifteen (15) days of Seller’s receipt of the Notice, Seller shall in a writing delivered to Buyer either accept or dispute the claim disclosed in the Notice. If Seller fails to accept or dispute in writing the claim disclosed in the Notice within such fifteen (15) day period, Seller shall be deemed to have accepted such claim. Claims accepted by Seller shall be subject to Buyer’s right of setoff against the Post-Closing Payment. Claims disputed by Seller shall not be subject to Buyer’s right of setoff against the Post-Closing Payment unless and until Seller’s liability for the disputed claim is determined either by the mutual agreement of Buyer and Seller or by a neutral, third-party arbitrator; provided, however, that, in the event Seller disputes any such claim, the amount of Damages alleged in good faith by Buyer to be subject to Buyer’s right of setoff shall be held in escrow by a third party selected by the parties until Seller’s liability for the disputed claim is determined as described above. In the event the Buyer asserts its right of setoff hereunder, no more than the amount of Damages alleged in good faith to be subject to such right of setoff shall be retained by the Buyer and the remainder of the Post-Closing Payment (the “Post-Setoff Amount”) shall be disbursed in accordance with Section 2.2(iii) on the first anniversary of the Closing Date. In the event the Buyer fails to disburse the Post-Setoff Amount to the Trust on the first anniversary of the Closing Date, the Seller may pursue any and all remedies available to Seller at law, in equity or otherwise.
ARTICLE VIII — MISCELLANEOUS
     8.1 Press Releases and Public Announcements. The Seller shall not, and the Seller shall not permit or cause the Company to, make any press release or other public disclosure of this transaction without the prior written consent of the Buyer. Without the prior written consent of the Seller, the Buyer shall not, prior to the Closing, make any press release or other public disclosure of this transaction; provided, however, that nothing contained in this Section 8.1 shall prohibit the Buyer from issuing a press release or making other disclosure of the transactions contemplated by this Agreement if required to do so by applicable law.
     8.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof including, without limitation, that certain letter agreement, dated March 6, 2008, between Graymark Healthcare, Inc., Sleep Disorder Centers, LLC and the Seller.
     8.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, personal representatives, successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
     8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     8.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.6 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) if served personally, on the day of such service, or (ii) if mailed by certified or registered mail (return receipt requested), on the second business day after mailing, or (iii) if transmitted by recognized overnight carrier, on the next business day after tender to the carrier. Such communications shall be sent to the following addresses:

If to Seller:	Christina Molfetta 2246 Driftwood Tide Avenue Henderson, NV 89052

Copy to:	McDonald Carano Wilson, LLP 2300 West Sahara Avenue, Suite 1000 Las Vegas, NV 89102

Attn: Cody R. Noble

If to Buyer:	SDC Holdings, LLC 305 N. Bryant Edmond, OK 73034 Attn: Vahid Salalati

Copy to:	Hartzog Conger Cason & Neville 1600 Bank of Oklahoma Plaza 201 Robert S. Kerr Ave. Oklahoma City, OK 73102 Attn: Steven C. Davis and John D. Robertson
Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
     8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Nevada.
     8.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     8.10 Expenses. Each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller represents, warrants and covenants that the Company has not borne and will not bear any of the Seller’s costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.
     8.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance.
     8.12 Incorporation of Exhibits and Disclosure Schedule. The Exhibits identified in this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.
     8.13 Submission to Jurisdiction. In the event any party hereto institutes any legal action in connection with any matter contained herein, that legal action shall be instituted only in the District Court of Clark County, Nevada, if in state court, and if in federal court, then in the United States District Court for the District of Nevada, sitting in Las Vegas, Nevada. Each party hereto irrevocably waives any objection which it may have at any time to the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court and, further, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto irrevocably waives the right to object, with respect to any suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party.
     8.14 Specific Performance. Each of the parties acknowledges and agrees that the other party will be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.
     8.15 Litigation Expense. In any action brought by a party hereto to enforce the obligations of the other party hereto, the prevailing party shall be entitled to collect from the other party to such action such party’s reasonable attorneys’ and accountants’ fees, court costs and other expenses incidental to such litigation.
     8.16 Negation of Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge any obligations or Liability of any third person to any party to this Agreement.
     8.17 Allocation of Purchase Price. The parties hereby agree that the Purchase Price shall be allocated in accordance with Exhibit “E”.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:	SDC HOLDINGS, LLC

	By:	/S/ VAHID SALALATI

		Name: Title:	Vahid Salalati President

TRUST:	THE HANNAH FRIENDS TRUST

	By:	/S/ CHRISTINA MOLFETTA

Christina Molfetta, Trustee

MOLFETTA:	/S/ CHRISTINA MOLFETTA

Christina Molfetta